UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2012

CC MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53354	26-0241222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On December 24, 2012, Clear Channel Communications, Inc. (the “Company”), an indirect subsidiary of CC Media Holdings, Inc., entered into the Restatement Agreement (the “Amendment”), dated as of December 24, 2012, among the Company, Clear Channel Capital I, LLC (“Holdings”), certain subsidiaries of the Company named therein, Citibank, N.A., as administrative agent (the “Administrative Agent”), the lenders from time to time party thereto and the other agents party thereto, to amend and restate that certain Credit Agreement (the “Existing ABL Credit Agreement”), dated as of May 13, 2008, among the Company, Holdings, the subsidiary borrowers party thereto, the Administrative Agent, the lenders from time to time party thereto and the other agents party thereto, regarding its asset-based senior secured credit facility. On December 24, 2012, upon the satisfaction of all conditions set forth in the Amendment, the Amended and Restated Credit Agreement (the “Amended ABL Credit Agreement”), dated as of December 24, 2012, by and among the Company, Holdings, the subsidiary borrowers party thereto, the Administrative Agent, the lenders from time to time party thereto and the other agents party thereto, became effective.

Availability

The amount from time to time available under the facility (including in respect of letters of credit) will not exceed the greater of (i) $535,000,000 or (ii) borrowing base, which equals 90% of the eligible accounts receivable of the Company and the subsidiary borrowers thereunder, subject to customary reserves and eligibility criteria. As of December 24, 2012, the Company had no borrowings outstanding under the facility.

Interest Rate and Fees

Borrowings under the Amended ABL Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (1) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (2) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The initial applicable margin for borrowings under the Amended ABL Credit Agreement is 1.75% with respect to Eurocurrency borrowings and 0.75% with respect to base-rate borrowings. The applicable margin for borrowings under the Amended ABL Credit Agreement ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average excess availability under the Amended ABL Credit Agreement during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the Amended ABL Credit Agreement, the Company is required to pay a commitment fee to the lenders under the Amended ABL Credit Agreement in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.375% per annum. The commitment fee rate will be reduced to 0.25% per annum at any time when the average daily unused commitments for the prior quarter is less than 50% of total commitments. The Company must also pay customary letter of credit fees.

Maturity

Borrowings under the Amended ABL Credit Agreement will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the Amended ABL Credit Agreement, provided that, (a) the maturity date will be October 31, 2015 if on October 30, 2015, greater than $500,000,000 in aggregate principal amount is owing under certain of the Company’s term loan credit facilities, (b) the maturity date will be May 3, 2016 if on May 2, 2016 greater than $500,000,000 aggregate principal amount of the Company’s 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016 are outstanding and (c) in the case of any debt under clauses (a) and (b) that is amended or refinanced in any manner that extends the maturity date of such debt to a date that is on or before the date that is five years after the effectiveness of the Amended ABL Credit Agreement, the maturity date will be one day prior to the maturity date of such debt after giving effect to such amendment or refinancing if greater than $500,000,000 in aggregate principal amount of such debt is outstanding.

Prepayments

If at any time the sum of the outstanding amounts under the Amended ABL Credit Agreement exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, the Company will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. The Company may voluntarily repay outstanding loans under the Amended ABL Credit Agreement at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments the Company makes will not reduce its commitments under the Amended ABL Credit Agreement.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of the Company’s senior secured credit facilities. All obligations under the Amended ABL Credit Agreement, and the guarantees of those obligations, are secured by a perfected security interest in all of the Company’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of the Company’s senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of the Company’s senior notes (the “legacy notes”), and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the Amended ABL Credit Agreement, in each case, for five consecutive business days (a “Liquidity Event”), the Company will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the Amended ABL Credit Agreement, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the Amended ABL Credit Agreement includes negative covenants that, subject to significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The Amended ABL Credit Agreement includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the Amended ABL Credit Agreement will be entitled to take various actions, including the acceleration of all amounts due under our Amended ABL Credit Agreement and all actions permitted to be taken by a secured creditor.

The foregoing is only a summary of the material terms of the Amended ABL Credit Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Amended ABL Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of December 24, 2012, by and among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, the subsidiary borrowers party thereto, Citibank, N.A., as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto (incorporated by reference to Exhibit 10.1 to Clear Channel Communications, Inc.’s Current Report on Form 8-K dated December 27, 2012).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CC MEDIA HOLDINGS, INC.

Date: December 27, 2012	By:	/s/ Scott D. Hamilton

Scott D. Hamilton
Senior Vice President, Chief Accounting Officer and
Assistant Secretary

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of December 24, 2012, by and among Clear Channel Communications, Inc., Clear Channel Capital I, LLC, the subsidiary borrowers party thereto, Citibank, N.A., as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto (incorporated by reference to Exhibit 10.1 to Clear Channel Communications, Inc.’s Current Report on Form 8-K dated December 27, 2012).